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                                                                   EXHIBIT 10.25

                           [AUDIBLE INC. LETTERHEAD]


April 25, 1997

Mr. Brian Fielding
8 Prospect Terrace
Montclair, NJ 07042

Via FAX:  201-746-6793


Dear Brian:

This letter is intended to formalize a working relationship between Audible Inc. and yourself. I hope you know we are all excited about an imminent association with you here at Audible, so I will cut to the legalistic details:

You will become Director of Business & Legal Affairs, formally reporting to me. You will be referred to as Managing Director, Business and Legal Affairs on all your business cards, stationary and in all Company communications with non-Company employee third parties. Attendant to your employment -- subject to approval by the Board of Directors and the shareholders -- the Company hereby offers you the right to purchase 75,000 shares of the Common Stock of the Company at a purchase price of $.40 per share. Such shares shall be subject to the terms of a stock restriction agreement in a form to be provided to you prior to the commencement of your employment. The stock restriction agreement applicable to your shares is identical to the agreement applicable to the Company's vice presidents, other than the actual number of shares and commencement date. In general, the agreement subjects the shares to a vesting schedule such that in the event that your employment with the Company terminates, the Company has the right to repurchase the unvested shares from you at your cost. The shares vest 12 percent six months from the day you agree to the terms of this offer letter, and thereafter in equal monthly installments of 2 percent (1,500 shares) per month. The agreement also provides the Company with the right of first refusal on any shares you wish to transfer to a third party. The purchase price of the shares is payable in cash, by promissory note, or by a combination of both.

Provided that you remain employed with the Company until May 31, 2001, you will receive a $39,488 bonus at that time. The Company will not provide you with any gross up in taxes due to such one time bonus.

Your annual salary will begin at $110,000 per year. You will be entitled to receive an annual bonus of $15,000 which will be payable in quarterly installments and adjusted according to personal "objectives" we will identify together. You will receive a $5,000 signing bonus payable within one month of signing this agreement. The company plans to develop and implement a compensation and employee policy in the future, and your compensation would fall under this policy when developed. You began formal employment with Audible Inc. on April 24, 1997.
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If your employment is terminated by the Company without "cause" then you shall immediately receive one month of your base salary as severance.

A health plan will be part of the employment package. The company will cover the premium for you and half of a family premium. A dental plan will also be available on a self-pay basis. The company will also pay 25 percent of your annual membership at a health club near our headquarters.

It at all possible and at my discretion, you will be entitled to two weeks of vacation in August 1997. (The vacation will be allowed if it is not judged to negatively impact the launch of the business.)

The attached non-disclosure agreement contains the same restrictions under which the entire management team employed and will serve as a standard part of all our subsequent hires.

Your signature below indicates acceptance of the terms.



Regards,



__________________________________
Andrew J. Huffman
President and Chief Executive Officer
Audible, Inc.

I acknowledge that this supercedes the prior letter signed on this date.


                                    So Agreed:
                                              ---------------------------------
                                                        Brian Fielding

                                    Date:
                                         --------------------------------------


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